Exhibit 4.5

Spouse Consent

November 1, 2021

The undersigned, Fan Xinyu (ID No. 210804198009141067) hereby represents that (a) I am the legal spouse of Tang Jian (唐健) ; (b) I unconditionally and irrevocably agree that Tang Jian executes the following documents (hereinafter referred to as “Transaction Documents”) on November 1, 2021, and (c) I agree to the disposal of the equity interest of Beijing OptAim Network Technology Co., Ltd. (北京智云众网络科技有限) (“Domestic Company”) held by Tang Jian and registered in his name in accordance with the provisions of the following documents:

(1)	Third Amended and Restated Equity Pledge Agreement executed by iClick Data Technology (Beijing) Limited (爱点击（北京）数据科技有限公司) (“BJWFOE”), Domestic Company, and the shareholder of the Domestic Company;

(2)	Third Amended and Restated Exclusive Option Agreement executed by BJWFOE, Domestic Company, and the shareholder of Domestic Company; and

(3)	Power of attorney executed by Tang Jian, authorizing BJWFOE to exercise his rights as the shareholder of Domestic Company.

I acknowledge that I am not entitled to any right or interest with respect to the equity interest of the Domestic Company and I undertake that I will not assert any claim with respect to the equity interests of such Domestic Company. I further acknowledge that performance of the Transaction Documents and further amendments or termination of such documents by Tang Jian do not require my authorization or consent.

I undertake to execute all necessary documents and take all necessary actions to ensure proper performance of the Transaction Documents (as amended from time to time).

I agree and undertake that, if I acquire any equity interests of the Domestic Company for any reason, I will be bound by the Transaction Documents (as amended from time to time) and abide by the obligations under such Transaction Documents (as amended from time to time) as the shareholder of the Domestic Company. For this purpose, upon the request of BJWFOE, I will execute the written documents whose formats and contents are fundamentally similar to the Transaction Documents (as amended from time to time).

/s/ Fan Xinyu

(Signature of the Spouse)

Date: November 1, 2021